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                                                                         EX 10.1

                          AMENDMENT AND RESTATEMENT OF
                                   VANS, INC.
                         DEFERRED COMPENSATION AGREEMENT
                             FOR GARY H. SCHOENFELD

      THIS AMENDMENT AND RESTATEMENT is made and entered into, and is effective, as of the 13th day of December, 2002 (the "Effective Date"), by and between VANS, INC., a Delaware corporation (the "Company"), and GARY H. SCHOENFELD (the "Executive"), with reference to the following facts:

                                   WITNESSETH

      WHEREAS, the Executive is an executive officer and key employee of the Company;

      WHEREAS, the Company and the Executive entered into a Deferred Compensation Agreement dated as of November 3, 1999 (the "Deferred Compensation Agreement") providing certain deferred compensation for the Executive;

      WHEREAS, the Company wishes to continue to provide certain deferred compensation for the Executive on the amended and restated terms and conditions provided for herein; and

      WHEREAS, as of the Effective Date, the Company and the Executive have entered into an Endorsement Split Dollar Life Insurance Agreement (the "Split Dollar Agreement") concerning their rights and obligations with respect to the Company's provision of certain life insurance benefits for the Executive.

      NOW, THEREFORE, in consideration of the agreements contained herein, the parties hereby agree as follows:

                                    AGREEMENT
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1.    Company Payments of Insurance Premiums.

      The Company shall pay premiums on a life insurance policy (the "Policy") owned by the Company in accordance with the terms and conditions of the Split Dollar Agreement. The parties' rights and responsibilities with respect to the Policy shall be as provided in the Split Dollar Agreement.

2.    Company Payments of Deferred Compensation.

      In addition to the Company's payments of insurance premiums as provided in the Split Dollar Agreement, and Section 1 hereof, but subject to the terms and conditions of this Section 2, the Company shall also pay to the Executive deferred compensation, in the following amounts, and at the following times:

      (a) Subject to the provisions of Sections 2(c) and 2(d) hereof, on December 3, 2003, the Company shall pay to the Executive deferred compensation equal to the sum of:

            (i) The amount of the "Employer's Interest in the Policy" (as defined in Paragraph 6 of the Split Dollar Agreement); plus

            (ii) The "Tax Gross Up Amount" (as defined in Section 2(b) hereof).

      (b) The "Tax Gross Up Amount" shall equal the quotient of (i) the amount of deferred compensation payable to the Executive, divided by (ii) a percentage equal to (x) one (1), minus (y) the amount, expressed as a percentage, equal to the maximum aggregate state and federal income tax rate applicable to California residents at the time the payment of deferred compensation is to be made to the Executive pursuant to this Section 2, minus (iii) the amount of
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deferred compensation payable to the Executive.

      For example, if the deferred compensation payable to the Executive pursuant to Section 2(a)(i) hereof is $100, and if the maximum aggregate state and federal income tax rate applicable to California residents at the time of payment is 46%, then the "Tax Gross Up Amount" shall be $85.19, determined as follows:

            (I) Tax Gross Up Amount equals deferred compensation, divided by (one minus tax rate), minus deferred compensation.

            (II) Tax Gross Up Amount equals 100, divided by .54 [1 minus .46], minus 100.

            (III) Tax Gross Up Amount equals 185.185, minus 100.

            (IV)  Tax Gross Up Amount equals 85.185 (rounded: $85.19).

      The "Tax Gross Up Amount" is designed to ensure that the Executive shall receive, on a net after tax basis, an amount of deferred compensation equal to the "Employer's Interest in the Policy", and the terms of this Section 2 shall be construed in accordance with this intent. Accordingly, and using the Example set forth above, if the Executive is paid $100 of deferred compensation pursuant to Section 2(a)(i) hereof, and if the "Tax Gross Up Amount" provided for in this
Section 2(b) is $85.19, then the total payments of deferred compensation to the Executive pursuant to this Section 2 would be $185.19. After application of the assumed 46% aggregate state and federal income tax rate, the amount available to the Executive, on a net after tax basis, would equal the amount of deferred compensation (e.g., $185.19 minus ($185.19 x 46%, or $85.19), equals 100).
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      (c) Notwithstanding the foregoing provisions of this Section 2, if the
Executive's employment with the Company (or any subsidiary) shall be terminated for "Cause" (as defined in this Section 2(c)), then the Company shall not be required to make any payments of deferred compensation otherwise required pursuant to this Section 2. For purposes hereof, "Cause" shall mean (i) the Executive's conviction of a felony (which, through the lapse of time or otherwise is not subject to appeal); (ii) the Executive's material refusal without proper cause to perform adequately his obligations under his Employment Agreement or follow the instructions of his supervisor(s), after reasonable written notice and an opportunity to cure within thirty (30) days of the Executive's receipt of such notice; (iii) the Executive's knowing material breach of his fiduciary duty of loyalty as an executive officer of the Company;
(iv) the Executive's material failure to adhere to the code of conduct and rules set forth in the Company's Employee Handbook, as amended or in existence from time to time, after reasonable written notice and an opportunity to cure within thirty (30) days of the Executive's receipt of such notice; (v) the death or "Disability" (as defined in Section 2(g) hereof) of the Executive; or (vi) the voluntary termination by the Executive of his employment, except for "Good Reason" (as defined in Section 2(e) hereof).

      (d) Notwithstanding the foregoing provisions of this Section 2, the amount of deferred compensation otherwise payable to the Executive pursuant to this
Section 2 shall be subject to modification as follows:

            (i) If the Executive's employment with the Company shall terminate on or before November 2, 2003, other than for "Cause" (as defined in
      Section 2(c) hereof), or by the Executive without "Good Reason" (as defined in Section 2(e) hereof), then the
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      Company shall pay to the Executive within ten (10) business days following termination an amount of deferred compensation equal to the sum of (x) the theretofore unpaid scheduled annual premiums due under the Policy through November 3, 2003, plus (y) the amount of deferred compensation provided for in Section 2(a) hereof, including the "Tax Gross Up Amount" with respect thereto as provided for in Sections 2(a)(ii) and 2(b) hereof.

            (ii) If the Executive's employment with the Company shall be terminated by the Executive on or before November 2, 2003, without "Good Reason" (as defined in Section 2(e) hereof), then the Company shall pay to the Executive within ten (10) business days following termination an amount of deferred compensation equal to the product of (x) the net cash surrender value of the Policy at the time of such termination, multiplied by (y) the "Applicable Percentage" (as defined herein), plus (z) the "Tax Gross Up Amount" with respect thereto as provided for in Sections 2(a)(ii) and 2(b) hereof. For purposes of this Section 2(d)(ii), the "Applicable Percentage" shall be: 20% if the Executive terminates his employment with the Company without "Good Reason" on or before November 2, 2000; 40% if he terminates such employment without "Good Reason" on or after November 3, 2000, but on or before November 2, 2001; 60% if he terminates such employment without "Good Reason" on or after November 3, 2001, but on or before November 2, 2002; and 80% if he terminates such employment without "Good Reason" on or after November 3, 2002, but on or before November 2, 2003.

            (iii) For example, if the Executive terminates his employment with the Company without "Good Reason" on November 3, 2002, and if at such time the net cash surrender value of the policy is $300,000, then the amount of deferred compensation payable to the Executive pursuant to Section 2(d)(ii) shall equal (x) $300,000 (the net cash surrender value of the Policy) multiplied by (y) 80% (the "Applicable Percentage"), or $240,000, plus (z) the "Tax Gross Up Amount" with respect thereto as provided for in Sections 2(a)(ii) and 2(b) hereof.

      (e) For purposes of this Agreement, "Good Reason" means (i) the Executive is not appointed or is removed from the position of President and Chief Executive Officer of the Company without "Cause" (as defined in Section 2(c) hereof) during the term of his Employment Agreement; (ii) without the Executive's written consent, any material change to the duties defined in
Section 1 of his Employment Agreement; (iii) without the Executive's written consent, a change in office location which necessitates extending the Executive's daily commute to more than two hours, or relocation of his residence; (iv) a "Change in Management or Control" (as defined in Section 2(f) hereof) has occurred; or (v) the Company has materially breached his Employment Agreement and failed to cure such breach within thirty (30) days of its receipt of written notice thereof.

      (f) For purposes of this Agreement, "Change in Management or Control" means the occurrence, in a single transaction or in a series of related transactions, of (i) a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; (ii) a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, of more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition; or (iii) the acquisition by any Person (other than any employee benefit plan, or related trust, sponsored or maintained by the Company) as Beneficial Owner (as "Person" and "Beneficial Owner" are defined in the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power represented by the Company's then outstanding voting securities.

      (g) For purposes of this Agreement, "Disability" shall mean that the Executive, in the sole opinion of the Company, is unable to perform substantially the services required of the Executive under his Employment Agreement for a period in excess of 120 consecutive work days or 120 work days during any 180 work day period. In such event, the Executive shall be deemed disabled as of such 120th workday.

      (h) The Company's obligations to pay deferred compensation hereunder shall be only unfunded and unsecured promises of the Company to pay money to the Executive in the future. Notwithstanding any contrary provision hereof, the Executive's rights hereunder shall be no
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greater than the rights of any other general creditors of the Company to the assets of the Company.

3.    Claims.

      (a) The Compensation Committee of the Board of Directors of the Company (the "Committee") shall be responsible for determining all claims hereunder made by the Executive (the "Claimant"). Within ninety (90) days after receiving written notice of a claim (or, if there is any reason for delay, within up to one hundred eighty (180) days thereafter, if the Claimant is so notified, including notification of the reason therefor), the Committee shall notify the Claimant in writing of its decision concerning any such claim. If the decision is adverse to the Claimant, the notice to the Claimant shall set forth:

            (i) The specific reason or reasons for the denial;

            (ii) Specific reference to the pertinent provisions of this Agreement upon which the denial is based;

            (iii) A description of any additional material or information necessary for the Claimant to complete the claim request and an explanation of why such material or information is necessary;

            (iv) Appropriate information as to the steps to be taken and the applicable time limits if the Claimant wishes to submit the adverse determination for review; and

            (v) A statement of the Claimant's right to bring a civil action under Section
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      502(a) of the Employee Retirement Income Security Act of 1974, as amended, following an adverse determination on review.

      (b) The Claimant may request a review of any adverse decision by written request to the Committee made within sixty (60) days after receipt of the decision. In connection with such hearing, the Claimant, or his authorized representatives, may:

            (i) Upon request and free of charge, be provided with reasonable access to, and copies of, relevant documents, records and other information relevant to the Claimant's claim; and

            (ii) Submit written comments, documents, records and other information relating to the claim. The review of the claim determination shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.

      (c) Within sixty (60) days after receiving a request for review, the Committee shall notify the Claimant of its decision. If the claim on review is denied, the notice to the Claimant shall set forth:

            (i) The specific reason or reasons for the decision, with references to the specific provisions of this Agreement on which the determination is based;

            (ii) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and

            (iii) A statement of the Claimant's right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended.

      (d) A document, record or other information is considered "relevant" to a claim for this purpose if it (i) was relied upon in making the benefit determination, (ii) was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination, or (iii) demonstrates compliance with the administrative process and safeguards required by law when making the benefit determination.

      (e) The Committee may at any time alter the claims procedure set forth above, so long as the revised claims procedure complies with the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

      (f) The Company's Board of Directors and the Committee shall have the full power and authority to interpret, construe and administer this Agreement in their sole and absolute discretion based on the provisions of this Agreement. Both the Committee's and the Board's interpretations and construction thereof, and actions thereunder, shall be final, binding and conclusive on all persons for all persons. No member of the Board or Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement.

      (g) The claims procedures set forth in this section are intended to comply with United
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States Department of Labor Regulation Section 2560.503-1 and should be construed in accordance with such regulation. In no event shall it be interpreted as expanding the rights of the Claimant beyond what is required by United States Department of Labor Regulation Section 2560.503-1.

4.    No Funding.

      This Agreement is wholly "unfunded" for United States federal income tax purposes, and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and shall at all times remain wholly unfunded. The obligations of the Company with respect to all amounts payable hereunder shall be paid out of the Company's general assets, and shall not be secured. The Company may in its sole and absolute discretion earmark, set aside or otherwise make alternative or additional funding arrangements, solely for the purpose of providing itself with one or more other sources of funds for making future payments due hereunder, but any amounts so identified shall, until distributed, nonetheless belong solely to the Company. This Agreement constitutes a mere promise by the Company to make payments to the Executive in the future. To the extent that any person acquires rights to receive payments from the Company hereunder, such rights shall be no greater than the rights of any unsecured general creditor of the Company.

5.    Fringe Benefits.

      Any deferred compensation payable hereunder shall not be deemed "salary" or other "compensation" to the Executive for purposes of computing any benefits to which he may currently be entitled under any pension plan or other arrangement of the Company for the benefit of its executives.
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6.    Severability.

      If any provision of this Agreement shall be adjudicated illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions hereof, and this Agreement shall be construed and enforced as if such illegal and invalid provision was never a part hereof.

7.    Withholding.

      The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations which it may have to withhold any domestic or foreign federal, state or local income, employment, or other taxes incurred by reason of any payments made or to be made pursuant hereto.

8.    Successors and Assigns.

      This Agreement shall be binding upon, and shall inure to the benefit of, the Company, and its successors and assigns, and the Executive, and his heirs, assigns, executors, administrators and legal representatives.

9.    No Alienation.

      Except as provided herein, amounts payable hereunder shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, execution or levy of any kind, by creditors of the Executive, or any person claiming by or through the Executive.

10.   Applicable Law.
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      This Agreement shall be construed in accordance with and governed by the laws of the State of California.

11.   Entire Agreements.

      This Agreement and the Split Dollar Agreement contain the entire agreements of the parties concerning any unfunded deferred compensation payable by the Company to the Executive, and they supersede any prior agreement or agreements specifically concerning such subject matter.

12.   Attorneys' Fees.

      If any action or proceeding is commenced to enforce or interpret any of the provisions hereof, then the prevailing party in such action or proceeding shall be entitled to recover his or its reasonable attorneys' fees incurred in connection therewith, and costs as provided by law.

13.   No Continued Employment.

      Nothing contained herein shall be construed as conferring upon the Executive the right to continue in the employ of the Company as an executive or in any other capacity, or to interfere with the Company's right to discharge the Executive pursuant to his Employment Agreement with the Company.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto set his hand, as of the date and year first above-written.

                                         COMPANY:

                                         VANS, INC., a Delaware corporation


                                         By:/s/ Craig E. Gosselin
                                            -----------------------------
                                             A Duly Authorized Officer

                                         EXECUTIVE:

                                         /s/ Gary H. Schoenfeld
                                         --------------------------------
                                         GARY H. SCHOENFELD